APPLICATION SERVICES AND CO-MARKETING AGREEMENT

THIS AGREEMENT ("Agreement") made as of the 1st day of December, 2000.
BETWEEN:	SE GLOBAL COMMUNICATIONS (Hong Kong) LIMITED 5507 The Center, 99 Queens Road Central, Hong Kong ("SEG")
AND:	Desimoni y Piaggio, Corredores de Bolsa Rincon 455, CP 11000, Montevideo, Uruguay ("Broker")

WHEREAS:

A. Broker is in the business of providing brokerage services and related products and services;

B. SEG is in the business of providing internet application services ad marketing;

C. SEG and the Broker wish to enter into this Agreement whereby SEG provides application and marketing services to Broker and Broker provides brokerage services to users of SEG's web site.

In consideration of the premises, terms, covenants and conditions herein set forth, the parties hereby covenant and agree as follows:

1. Definitions

In this Agreement expressions defined in Schedule A shall have the meanings given to them unless there is something in the subject matter or context inconsistent with those definitions.

2. Schedules

The following schedules attached hereto form part of this Agreement:

Schedule A - Definitions

Schedule B - Payment Schedule

Schedule C - Reporting Form

Schedule D - Territory

Schedule E - Broker's marks

Schedule F - SEG's Marks

3. Web Site

(a) Hosting. SEG agrees to design, host and manage the Site on the world wide web in accordance with this Agreement.

(b) Site Services. Subject to the Broker's cooperation, the Site shall allow Qualified Users to open and maintain accounts with Broker and to enter and execute trades in the accounts and to ask questions of the Broker in accordance with this Agreement.

(c) Broker Access Method. SEG may allow a Qualified User of the Site access to the Broker via the Broker's Terminal via the method of its sole choice, including without limitation, via a link to the Broker's Site, or through a frame, portlet, channel, or form within a Site Service offered at SEG's site, including without limitation, a Portfolio Management Service or other Site Services or methods using SEG's sole choice of "graphical user interface" or "look and feel" standards, protocols and programs.

4. Broker Application Services

(a) Grant of Non-Exclusive License. Subject to the terms and conditions of this Agreement, SEG grants Broker an individual, personal, revocable, non-sublicensable, non-exclusive and non-transferable license (the "License") to use its proprietary Broker Software, in object code form only, and only in accordance with the applicable end user documentation, if any, and only in conjunction with this Agreement within the Designated Country.

(b) Restrictions on Use. Broker will not, directly or indirectly, reverse engineer, decompile, disassemble or otherwise attempt to discover the source code or underlying ideas or algorithms of the software; modify, translate, or create derivative works based on the software; or copy (except for archival purposes), rent, lease, distribute, assign, or otherwise transfer rights to the Broker Software; use the software for timesharing or service bureau purposes or otherwise for the benefit of a third party. As between the parties, you acknowledge that SEG and its licensors retain ownership of all Broker Software, any portions or copies thereof, and all rights therein.

Upon termination of this Agreement for any reason, this License will terminate and you will cease to use the Broker Software and destroy any copy of the Broker Software that Broker has been provided.

(c) Reservation of Rights. All rights not expressly granted to Broker by this Agreement are reserved by SEG.

(d) Application Services. SEG shall provide Broker the Broker Application Services which allow Broker to receive orders from Qualified Users of the Site at the Broker's Terminal.

(e) Modifications to Site and Services. Subject to this Agreement, SEG reserves the right at any time and from time to time to modify the Site, the Site Services and the Broker Application Services (or any part thereof) with or without notice.

5. Restrictions and Policies on Web Site & Services

(a) Service Restrictions. Where it is forbidden by Laws and Rules of a particular jurisdiction, SEG, its affiliates and their agents, employees shall not, with respect to such particular jurisdiction or person, as applicable:

(i) describe Broker's brokerage services (other than disseminating or posting promotional or advertising materials approved in each case, in advance and before first use, by Broker);

(ii) recommend or endorse specific securities; or

(iii) become involved in the financial services offered by Broker, including, without limitation, by:

(A) opening, approving, maintaining, administering, or closing customer brokerage accounts with Broker;

(B) soliciting, processing, or facilitating securities transactions relating to customer brokerage accounts with Broker;

(C) extending credit to any customer for the purpose of purchasing securities through, or carrying securities with, Broker;

(D) answering Broker customer inquiries (other than directing customers to a toll-free number of Broker to address such inquiries) or engaging in negotiations involving brokerage accounts or securities transactions;

(E) accepting customer securities orders, selecting among broker-dealers or routing orders to markets for Broker execution;

(F) handling investment funds or securities of Broker customers, or effecting clearance or settlement of customer securities trades;

(G) resolving or attempting to resolve any problems, discrepancies, or disputes involving Broker customer accounts or related transactions (other than directing customers to a toll-free number of Broker to address such inquiries). Broker acknowledges that engaging in any of the above activities may subject SEG to registration requirements under the applicable securities law; or

(iv) receive compensation other than a nominal flat fee for each order transmitted to it in accordance with this Agreement. Nor shall the a mount of this fee vary depending upon the number of shares or the value of the underlying securities comprising a customer order transmitted to the broker, nor will the amount of this fee vary depending upon whether the order results in an executed order, but may vary according to volume of accounts opened or trades made.

(b) Direct Access to Foreign Brokers. If the Laws or Rules of a particular jurisdiction require that a trade by a person be done through a registered broker in the person's jurisdiction, then with respect to such jurisdiction or person, such order for trade shall be mediated by such broker prior to arriving at the Broker's terminal.

6. Site & Services Support

(a) Services Support. Subject to the terms hereof, SEG will use reasonable efforts to provide support to the Broker for the use of the Broker Application Services, including advice and technical assistance by telephone.

(b) Problem Management. All problems with the Site, Site Services, Broker's Application Services or the Broker's Software made known or made known to the Broker shall be reported to SEG immediately upon becoming known to the Broker.

(c) Call Center. To the extent permitted by the Laws and Rules of the applicable jurisdiction, SEG shall provide telephone support to assist Qualified Users or Investors in using the Site and Site Services, including assistance in filling out membership registration forms. SEG will assist the delivery of the broker account opening forms to the respective broker located at the designated country., SEG will not involve in the account opening process.

7. Broker's Services to SEG

(a) Cooperation. The Broker, at its cost, will co-operate with SEG, its agent, subcontractor or designee and provide all reasonable technical and other assistance to SEG to permit and assist SEG to develop and improve the SEG Software and the Broker's Software, Site Services and Broker Application Services, on an ongoing basis including all future updates and versions of the software and the Site and related documentation;

(b) Configuration and Use. The Broker shall, at its cost, obtain, develop and configure the Broker's Terminal, operating system, web browser and additional software to be compatible with the Broker's Software and shall use the Broker's Software and Broker's Terminal in accordance with standards and protocols established by SEG from time to time and in accordance with this Agreement;

(c) Legal Compliance. The Broker will at all times comply with all Laws and Rules with respect to all matters pertaining to Investors and Investors' Trades and the Broker's operations. All terms and conditions set out in this Co-Marketing agreement will conform to all local law and stock exchange policies. In the event of any contradicting term(s) from this agreement with local law, the home law will take precedent of this agreement; in such a case the Broker must notify SEG in writing stating the nature of such contradicting terms with the local law. Broker will cooperate with SEG on the best way to proceed in this case.

(d) Investments. The Broker will ensure that all Trades ordered by the Investor take place using the Investor's oroiginal Investment Account;

(e) Security. The Broker will at all times install and operate security systems according to the best available technology on an with respect to the Broker's Software and Investment Accounts; and agrees not to allow unauthorized persons to use the Broker's Terminal, and to take all reasonable measure, including physical, technological and legal, to prevent unauthorized persons from using the Broker's Terminal; disclosing any password, private key activation data, or make available the Broker's private key or other access control device to unauthorized persons.

(f) Reporting. Any breach of the security measures and all the surrounding details shall be reported by Broker to SEG in writing immediately upon becoming known by the Broker.

(g) Broker Service Level. Broker shall administer Investor Accounts with the same degree of attention, service and expertise as it applies to all other accounts of its customers, which attention, service and expertise shall be to the highest standards in the brokerage community in the in the Designated Country.

The Broker reserves the right to not concrete or revoke any transaction, which is forbidden under the Uruguayan Legislation and/or the Regulations of the Central Bank of Uruguay.

(h) Information Supplied by Broker. The Market Information provided by the Broker to SEG shall be information which is generally available to the public from sources other than the Broker, shall to the best knowledge of the Broker using due diligence be accurate, and shall not in any manner be construed or deemed to be investment advice if displayed on the Site.

(i) Authorize Device. Broker shall use Broker's Software and Broker Application Services on such hardware and containing such software, including without limitation, the requisite browser, plugins, or thin client and having such access to the internet that meets the specifications prescribed by SEG in its full discretion from time to time.

8. Acknowledgements by the Broker

The Broker acknowledges and agrees that:

(a) the goodwill and credibility of SEG depends upon proper administration by the Broker of Investor Accounts;

(b) subject to this section, SEG's activities are restricted in accordance with Section 5;

(c) Broker shall not require SEG to make any inquiries as to the identity or credit-worthiness of any investor and SEG has made no representations regarding same;

(d) Broker shall not require SEG to take any action that would cause it to become a broker/dealer or advisor in connection with SEG's activities contemplated by this Agreement;

(e) notwithstanding the above, SEG may apply for registration as a broker, dealer, investment advisor, alternative trading system or similar regulated entity if, in its sole discretion, applicable laws governing the Site Service require such registration, and nothing in this Agreement shall be interpreted to prohibit SEG from so doing. Notwithstanding anything to the contrary herein, employees of SEG and its affiliates, may, in their individual capacity and in accordance with SEG's normal operating standards and customer requirements, become member, customers or account-holders of SEG;

(f) neither the Broker, nor its agents or employees, will have any interest of any kind, including without limitation copyright, in the Site, the SEG Software or the Broker's Software, regardless of contribution by it or them to the development or contents of same;

(g) SEG shall not be liable to Broker or to any third party for any modification of the Site Service, Site, or Broker Application Services that are consistent with the terms of this Agreement;

(h) residents of some jurisdictions may not be legally permitted direct access through the Site to the Broker who is a foreign broker with respect to such resident. In such a case, Broker acknowledges that a trade through the Site by a Qualified User will be mediated by a broker with whom the Qualified Person is permitted to trade through prior to the order for such trade being communicated to the Broker; and

(i) support services provided to Broker are provided without representation, warranty or condition of any kind.

9. Representations of SEG

SEG represents and warrants to Broker as follows:

(a) SEG is a company duly incorporated under the laws of Hong Kong; and

(b) SEG has the full right, power, authority and capacity to enter into this Agreement and fully perform its obligations hereunder.

10. Representations of the Broker

The Broker represents and warrants to SEG as follows:

(a) The Broker is a company duly incorporated under the laws of the jurisdiction in which Broker is registered;

(b) SEG has the full right, power, authority and capacity to enter into this Agreement and fully perform its obligations hereunder;

(c) The Broker holds all licenses and permits necessary or desirable to carry on as a fully qualified broker for the purpose of completing Trades on behalf of investors in every jurisdiction in which such Trades are made;

(d) The Broker has complied with all licensing and other requirements of every Governmental Authority which has jurisdiction over the Broker generally, including without limitation, with respect toa a particular Trade, advice or other regulated activity conducted by the Broker; and

(e) The Broker has obtained the consent in writing of the Investor for the Broker to release Investor's information required to released to SEG under this Agreement unless this action represents a violation of the Designated Country Laws and Regulations.

11. Intellectual Property

(a) Ownership. Each party or its respective licensors and third party information and content providers retain all rights, title and interest in and to all of the information, content, data, designs, materials and copyrights, patent rights trademark rights and other proprietary rights thereto provided by it pursuant to this Agreement. Except as expressly provided herein, no other right or license with respect to any copyrights, patent rights, trademark rights or other proprietary rights are granted under this Agreement. All rights not expressly granted hereunder by a Party are expressly reserved to such a Party and its licensors and information and content providers.

(b) License to Broker Marks. Subject to all the terms and conditions of this Agreement, Broker hereby grants SEG a nonexclusive, non-transferable, non-sublicensable license to use the Broker Marks in accordance with this Agreement. The Broker Marks will be displayed on the web page designated for the exclusively use of the Broker. Provided, however, that Broker, in its sole discretion from time to time, may change the appearance and/or style of the Broker Marks or add or subtract from the list in Schedule E. Unless required earlier by a court order or to avoid potential infringement liability, SEG shall have fourteen (14) days' notice to implement any such changes. SEG hereby acknowledges and agrees that (i) Broker has represented to SEG that the Broker Marks are owned solely and exclusively by Broker, (ii) except as set forth herein, SEG has no rights, title or interest in or to the Broker Marks and (iii) all use of the Broker Marks by SEG shall inure to the benefit of the Broker. SEG agrees not to apply for registration of the Broker Marks (or any mark confusingly similar thereto) anywhere in the world.

(c) Use and Display of Broker Marks. SEG acknowledges and agrees that the presentation and image of the Broker Marks should be uniform and consistent with respect to all services, activities and products associated with the Broker Marks. Accordingly, SEG agrees to use the Broker Marks solely in accordance with this Agreement for other uses, solely in the manner which Broker shall specify from time to time in Broker's sole discretion. All usage by SEG of the Broker registered Marks shall include the registered trademark symbol and shall be in the following form, as appropriate: [Broker Mark](R). All literature and material printed, distributed or electronically transmitted by SEG and containing the Broker Marks shall include the following notice:

[Broker Mark] is a registered trademark of [Broker]

(d) License to SEG's Marks. Subject to all the terms and conditions of this Agreement, SEG hereby grants Broker a nonexclusive, non-transferable, non sublicensable license to use the SEG Marks in accordance with this Agreement. Provided, however, that SEG in its sole discretion from time to time, nay change the appearance and/or style of the SEG Marks or add or subtract from the list in Schedule F. Unless required earlier by a court order or to avoid potential infringement liability, Broker shall have fourteen (14) days' notice to implement any such changes. Broker hereby acknowledges and agrees that, (i) SEG has represented to Broker that the SEG Marks are owned solely and exclusively by SEG, (ii) except as set forth herein, Broker has no rights, title or interest in or to the SEG Marks and (iii) all use of the SEG Marks by Broker shall inure to the benefit of SEG. Broker agrees not to apply for registration of the SEG Marks (or any mark confusingly similar thereto) anywhere in the world.

(e) Use and Display of SEG Marks. Broker acknowledges and agrees that the presentation and image of the SEG Marks should be uniform and consistent with respect to all services, activities and products associated with the SEG Marks. Accordingly, Broker agrees to use the SEG Marks solely in the manner which SEG shall specify from time to time in SEG's sole discretion. All usage by Broker of the registered SEG Marks shall include the appropriate trademark symbol and shall be in the following form, as appropriate: [SEG Mark](tm). All literature and material printed, distributed or electronically transmitted by Broker and containing the SEG Marks shall include the following notice:

[SEG Mark] is a registered Trademark of SE Global Equities Company Limited.

12. Marketing

(a) Broker's Marks. SEG agrees to display the Broker Marks of the Broker in a prominent place on the Site in association with the Designated Country with a link to the Broker's web site.

(b) Broker Near-Exclusive. SEG agrees that it will display no more than two logos of brokers in the category of the Designated Country on the Site, one of which shall be the Broker's, during the term of this Agreement.

(c) Promotional Materials. The Broker may use the SEG marks in promotional material and SEG may use the Broker Marks in marketing material promoting the Services, Site or Brokerage Application Services. The Broker may request, and if so requested, SEG shall deliver to the Broker accurate records regarding promotional materials and other communications to third-parties regarding the Broker (including materials sent on behalf of Broker), including copies of such materials, the names and addresses (electronic and/or residential) to which they were sent and the dates of delivery.

(d) Marketing Expenditures. SEG shall be solely responsible for and pay marketing expenditures incurred by SEG which SEG considers appropriate, in its sole discretion, to promote and market the Site;

(e) Marketing Right. SEG shall have full freedom and flexibility in its pricing of Site Services and methods of marketing under which SEG's Site Services are offered to Qualified Users of SEG's Site.

13. Revenue & Payment by Broker

(a) Service Fee. Broker shall pay SEG a Service Fee for each Investment Account opened via the Site or Services pursuant to Schedule B attached hereto. Under no circumstances shall any fees paid by Qualified Users to the Broker be deposited at any time in an account belonging to SEG.

(b) Method. Payment s hall be made by the Broker to SEG within 7 days of the 15th and the end of each month by electronic deposit or by check to such account or pursuant to other written payment instructions which may be provided to Broker by SEG from time to time.

(c) Audits. SEG shall have the right to audit, on a reasonable basis, the Broker's records and agreements to confirm the accuracy of the information reported by the Broker hereunder in compliance with the other terms and conditions of this Agreement except in the cases where such actions contraviens with the Designated Country laws and regulations.

(d) Other Fees or Expenses. Broker shall pay SEG a fee for Service Fees, Broker Application Services and other services (if applicable) in the amount set out in Schedule B attached hereto.

(e) Limitation on Fees. SEG shall receive no other compensation from the Broker for designing, hosting and managing the Site and Broker Application Services or for performing other services hereunder other than those fees contained set out in Schedule B attached hereto.

(f) Interpretation of Payment Provision. The laws relating to broker-dealer registration and financial portals are subject to interpretation and may change. Accordingly, if the payments described herein are determined to be prohibited under any Law or Rule applicable to a Party's performance of this Agreement, then the Parties shall use best efforts to negotiate and agree upon a mutually acceptable fee structure, as an alternative to the payment of the Service fees and other fees described herein.

(g) Site Advertising Revenue. All advertising revenue derived from the Site, Site Services and the Broker Application Services, howsoever earned or realized, shall belong solely to SEG, except for the gross commissions earned by the Broker for each Trade, minus the fees owed to SEG on such Trade pursuant to this Agreement.

14. Term of Agreement

The term of this Agreement (the "Term") shall be of 2 years commencing on the date hereof unless terminated earlier in accordance with this Agreement.

15. Indemnity

In case of faults attributable to the Broker, De Simoni & Piaggio shall be the solely responsible to the client and SEG shall bear no responsibility regarding possible claims from the clients.

16. Records and Report

(a) Records. The Broker will accurately record and maintain opening information of all Investment/Accounts including names and addresses of investors when any Investment Account is opened, account balance, current portfolio, and any changes in information in such account, and portfolio including without limitation the date, name, amount and price of securities traded.

(b) Certified Written Report. Within fifteen (15) days following the end of each calendar month, the Broker shall deliver to SEG the written Report Form for the preceding month certified correct by the Chief Financial Officer of the Broker (or a person of similar position, knowledge and responsibility) accompanied by the Payment owing as shown thereon and such supporting information as may be reasonably required by SEG from time to time.

(c) Electronic Report. Broker shall report daily to SEG electronically the information recorded pursuant to subsection (a) above, for each investor, in the format and using the procedure and protocols required by SEG from time to time in its sole discretion. Consent is given by Broker for SEG to possess such information except in the cases where this action represents a violation of the Designated Country Laws and Regulations.

17. Default and Termination

(a) Termination on Default. Either the Broker or SEG may terminate this Agreement forthwith upon the occurrence of any event of default ("Default") and such Default has not been remedied by the defaulting party within 30 days of notice of default given by the non-defaulting party to the defaulting party specifying the nature of the breach or if such breach cannot be remedied within the said 30 days, the defaulting party has not commenced remedying such breach within the said 30 days or does not continue to remedy such breach expeditiously thereafter; or, if any winding up or liquidation proceedings is instituted by the party or if the party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within sixty (60) days); or have been commenced against the Broker, or the Broker enters into receivership or composition or assignment for the benefit of its creditors generally, SEG may terminate this Agreement forthwith and the foregoing notice provision shall not apply. Any termination of this Agreement by any party pursuant to this Section shall be without prejudice to any other rights, powers or remedies such party may be entitled to hereunder or at law and shall not affect any accrued rights or liabilities.

(b) Default Conditions. The following events shall constitute a Default by a party:

i) if the party ceases to do business, or otherwise terminates its business operations, except as a result of an assignment permitted;

ii) if the party shall fail to promptly secure or renew any license, registration, permit, authorization or approval for the conduct of its business in the manner contemplated by this Agreement or if any such license, registration, permit, authorization or approval is revoked or suspended; provided that a termination hereunder may only be effected during the period of such revocation or suspension; or

(iii) if the party materially breaches any material provision of this Agreement and fails to cure substantially such breach within ten (10) days of written notice describing the breach; or

iv) if such party, after consultation with legal counsel, reasonably believes that the activities of the other party or the content of such other party's web site or the statements of opinions express on or through such web site, whether in connection with this Agreement or otherwise, has or is substantially likely to expose such party to criminal or civil liability.

18. Dispute Resolution

(a) Process. The parties hereto agree to use best efforts to resolve dispute on an informal basis quickly and efficiently. Subject to section 19, all disputes arising out of or in connection with this Agreement or in respect of any defined legal relationship associated therewith or derived therefrom, which cannot be resolved informally on the opinion of either party hereto, will be referred to and finally resolved by arbitration. The place for such arbitration shall be within the jurisdiction in which the Broker is registered or such other place as is mutually agreeable between the parties.

(b) Decision of Arbitrator. The Parties will require the arbitrator to render a decision in writing within 8 weeks of his being appointed and the decision, both on the dispute and on the costs of the arbitration will be final and binding upon the parties hereto.

(c) Authority of Arbitrator. The arbitrator will have full authority to rule on a question of law in the same manner as any judge in any court of competent jurisdiction and the ruling of the arbitrator on any question of law will be final and binding upon the parties.

(d) Failure to Abide. The failure of a party to abide by the decision of the arbitrator will be a Defulat under this Agreement.

(e) Exception. Nothing in this section will limit or prohibit the rights of either party to apply to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction for from enforcing its rights under Section 19 in a court of competent jursidction.

19. Confidential Information

(a) Each Party ("Receiving Party") agrees that during the Term of this Agreement and for a period of three (3) years thereafter, it will keep confidential and not disclose or use except in performance of its obligations under this Agreement, Confidential Information provided by the party disclosing such information ("Disclosing Party"). Except as (i) otherwise required by law, including, without limitation, as included or to be included in SEG's disclosure requirements under applicable securities law or (ii) or as may be necessary to enforce such Parties' rights under this Agreement, neither party shall disclose the terms of this Agreement to any third party without the prior written consent of the other party. Each party shall use reasonable precautions to protect the other's Confidential Information and employ at least those precautions that such party employs to protect its own confidential or proprietary information.

(b) "Confidential Information" shall not include information that the Receiving Party can document:

(i) is in or (through no improper action or inaction by the Receiving Party or any affiliate, agent or employee) enters the public domain (and is readily available without substantial effort), or

(ii) was rightfully in its possession or known by it prior to receipt from the Disclosing Party, or

(iii) was rightfully disclosed to it by another person without restriction, or

(iv) was independently developed by it by persons without access to such information and without use of any Confidential Information of the Disclosing party. Each party, with prior written notice to the Disclosing party, may disclose such Confidential Information to the minimum extent possible that is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency, provided that reasonable measures are taken to guard against further disclosure, including without limitation, seeking appropriate confidential treatment or a protective order, or assisting the other party to do so.

(c) Acknowldgement. The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party's Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Receiving Party or third parties to unfairly compete with the Disclosing Party resulting in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to approropriate harm, including, without limiation, lost profits and attorney's fees, in connection with any breach or enforcement of the Receiving Party's obligations hereunder or the unathroized use or release of any such Confidential Information. The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach. Any breach of this Section will constitute a material breach of this Agreement.

20. Warranty Disclaimer

THE SITE SERVICES, BROKER APPLICATION SERVICES AND CO-MARKETING OR OTHER PRODUCTS OR SERVICES PROVIDED TO BROKER UNDER THIS AGREEMENT ARE PROVIDED "AS IS" WITHOUT REPRESENTATIONS OR WARRANTY OF ANY KIND, AND SEG DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

21. Disclaimer of Liability

SEG AND ITS LICENSORS SHALL HAVE NO RESPONSIBILITY OR LIABILITY WHATSOEVER WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, A TRADE OR THE SITE (INCLUDING, BUT NOT LIMITED TO, LIABILITY ARISING OUT OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTY OR OTHERWISE). NEITHER SEG NOR ITS LICENSORS SHALL BE LIABLE IN ANY EVENT FOR LOSS OR INACCURACY OF DATA, LOSS OF PROFITS OR REVENUE, OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, THE COST OF ANY SUBSTITUTE PROCUREMENT), WHETHER OR NOT FORESEEABLE AND EVEN IF SEG HAS BEEN ADVISE OF THE POSSIBILITY OF SUCH DAMAGES.

22. Exploitation

Notwithstanding anything to the contrary in this Agreement, if the Broker is in breach of it obligations under this Agreement or if SEG considers that the market for its Services or Broker Application Services is not being fully exploited or that it would be in the best interests of SEG, SEG may increase the number of logos or brokers it displays on its site; and (b) SEG may delete the Broker's logo from the Site during any period of time when the Broker is in breach of its obligations under this Agreement.

23. Miscellaneous

(a) Entire Agreement. There are no representations or warranties except as expressly set ouyt in this Agreement, including the Schedule attached hereto. This Agreement supercedes all prior understandings or communications between the parties, whether oral or written.

(b) Independence. Neither party shall represent or hold itself out as an agent, legal representative, partner, joint venturer or employee of the other party. Neither party shall have the right or power to, nor shall I bind or obligate the other party in any way whatsoever, nor represent that it has any right to do so. In all public records, and in its relationship with investors and all other persons, firms or corporations, on letterheads and business forms, the Broker shall indicate its independent ownership of the brokerage business, and that SEG is not acting as its agent or otherwise on its behalf.

(c) Force Majeure. In the event that a party is unable to perform its obligations within the time specified herein due to events which are not within its reasonable control, the time for such party to perform shall be extended by the number of days during which it cannot perform for such reasons. This provision shall not apply to extend the time for delivery of Investment Account opening, financial information Reports, or payments hereunder.

(d) Governing Law. This agreement shall be construed and enforced in accordance with the laws of the jurisdiction in which the Broker is registered.

(e) Assignment. The Broker shall not assign this Agreement without the prior written consent of SEG. Subject to the foregoing, this Agreement shall ensure to the benefit of and be binding upon the parties hereto, and their successors and assigns.

(f) Amendment. This agreement may only be modified or amended by written agreement duly executed by the parties except in the following circumstances: where, in the sole discretion of SEG, modifications of the relationship between SEG and a particular broker is required by applicable law. SEG shall be entitled to amend this agreement in accordance with such law.

(g) Taxes. All taxes due, or required to be collected or withheld for products or services provided by SEG under this Agreement are to be borne by the Broker. SEG is not responsible for, and shall no be liable for the payment collection or withholding of such taxes.

(h) Notices. Any and all notices or any other communication provided for herein shall be given in writing and shall either be delivered or sent by telecopy to the address and facsimile numbers set forth on page 1 of this Agreement and shall be deemed to have been given upon receipt if delivered or deemed received upon confirmation of sending by facsimile or if the day of sending is not a business day (weekends and statutory holidays only excepted) on the next business day. Either party may give notice in writing of a change of address in the manner set out above. The Broker shall deliver report Forms and payments to SEG as set out above.

(i) Severability. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

(j) Survival. The respective obligations of the parties relating to confidentiality, disclaimers of warranties and liabilities, dispute resolution, default and termination, indemnities, miscellaneous provisions, intellectual property, revenue and payment by Broker, records and audits, survive the Termination of this Agreement.

(k) Compliance with Law. All services, including Broker Application Services, Site Services and marketing to be provided by SEG hereunder shall be in accordance with the requirements of the Laws and Rules of the applicable jurisdiction. Each party acknowledges that nothing in this Agreement shall require either party to take any action that is in violation of any Federal, state, provincial or other Law and Rules.

IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the day and year first above written.

SE GLOBAL COMMUNICATION (HONG KONG) LIMITED

/s/ signed
Authorized Signatory
Print Name: Dr. Alfredo Vazquez
Title: Manager, Business Development
Latin American Operations

BROKER: De Simoni y Piaggio Corredores de Bolsa

/s/ signed
Authorized Signatory
Print Name: Carlos Cabral
Title: Financial Advisor

Schedule A - Definitions

(a) "Broker Application Services" means those application services provided to the Broker under this Agreement, including without limitation, any hosting of the Broker's Software by SEG, providing the Broker with access to Qualifies Users via the Broker's Terminal.

(b) "Broker Mark" shall mean solely the Broker trade name, logos and Marks specified in Schedule F hereto;

(c) "Broker's Terminal" means the computer terminal (including CPU, peripherals and software required as a platform for the Broker's Software) and the internet provider utilized by the Broker connecting the Broker to the world wide web which, together with the Broker's Software and SEG Software, allow investors to communicate with the Broker via the Site to open Investment Accounts with the Broker and order Trades and permit the Broker to perform its obligations under this Agreement.

(d) "Broker's Services means those Services provided by the Broker to SEG under this Agreement.

(e) "Broker's Software" means the computer software programs provided by SEG for use in conjunction with the Broker's Terminal which will allow investors to open Investment Accounts and order Trades directly with the Broker, transmit information to SEG for the purpose of the Service including without limitation portfolio information of Investor(s) in a form compatible for use by SEG and receive information and information requests from SEG.

(f) "Confidential" confidential or proprietary information related to the Disclosing Party technology or business that the Receiving Party learns in connection with this Agreement and any other information received from the other, including without limitation, to the extent previously, currently or subsequently disclosed to the Receiving Party hereunder or otherwise: information relating to products or technology of the Disclosing Party or the properties, composition, structure, use or processing thereof, or systems therefore, or to the Disclosing Party's business (including, without limitation, computer programs, code, algorithms, schematics, data, know-how, processes, ideas, inventions (whether patentable or not), names and expertise of employees and consultants, all information relating to customers and customer transactions and other technical, business, financial, customer and product development plans, forecasts, strategies and information), all of the foregoing.

(g) "Designated Brokers" means investment dealers or brokers with whom SEG has entered into an agreement similar to this Agreement and whose logos appear under the Designated Country on the Site.

(h) "Designated Country" means that country that SEG has designated as being the Country for which the Broker will provide its services under this Agreement set out in Schedule D attached hereto.

(i) "Market Information" means publicly available information from reliable sources on business and economics in the Designated Country and its region in the World.

(j) "Governmental Authorities" means all governmental authority having jurisdiction or right to regulate or impose rules or controls on any aspect of business of the Broker.

(k) "Investment Account" means all accounts established by the Investor with the Broker.

(l) "Investor" means a person who has been introduced to the Broker by or through the Site or a person who uses the services of the Broker by or through the Site.

(m) "Laws and Rules" means all laws, regulations, rules, decisions, orders and any other lawful requirement of any Governmental Authority, including Stock Exchange Rules and Policies of a Securities Commission of competent jurisdiction.

(n) "Member" means a person who has been granted permission by SEG in its sole discretion to use the Site in accordance with the Terms of Use posted on the Site.

(o) "Payment" means the payment required to be made by the Broker calculated in accordance with Section 13 to be paid in accordance with Section 13.

(p) "Portfolio Management Service" a service which records, store, complies and manage information from a users one or multiple brokerage accounts, and which may allow access to different brokers from within users portfolio management service.

(q) "Qualified User" means those users of the Site for whom it is legally permissible to use the Site and to whom SEG has granted in its sole discretion, permission to use the Site.

(r) "Service Fee" the fee paid by the Broker to SEG for providing Internet service to the Broker.

(r) "SEG Marks" shall mean solely the SEG trade names, marks and logos specified in Schedule F hereto; provided, however, that SEG, in its sole discretion from time to time, may change the appearance and/or style of the SEG Marks or add or subtract from the list in Schedule F, provided that, unless required earlier by a court order or to avoid potential infringement liability, Broker shall have fourteen (14) days' notice to implement any such changes.

(s) "SEG Software" means the computer programs used by SEG for the purposes of the Service.

(t) "Site Services" means the services of the Site, including without limitation, to permit Investors to obtain information from and, at their option, to access and engage the Broker via the Broker's Terminal during regular Broker's hours for the purpose of making Trades, to facilitate the electronic transmission of information by Investors to the Broker, Investors investment portfolios and to provide investment portfolio compilation and management services to Investors and other complementary services that SEG may include or add in its own discretion from time to time.

(u) "Site" means the World Wide Web site for the purpose of operation of the Service located at the URL stockexchangeglobal.com or other URL chosen and designated by SEG in SEG'S sole discretion.

(v) "Trade" has the meaning given to it under applicable law, and if such definition is uncertain, shall have the meaning accorded to it under the Securities Act (British Columbia and in such cases interpreting such term).

SCHEDULE B

Service Fees (in US Dollars)
Ticket Amount (Excluding custodian fees, tax or duty)	Commission Rate	Total Commission Amount	SEG's Flat Fee
Minimum $2,000	Minimum	$40	$15
$2,000 to $2,999	Minimum	$40	$15
$3,000 to $3,999	Minimum	$40	$15
$4,000 to $4,999	1.0%	$40	$20
$5,000 to $5,999	1.0%	$50	$20
$6,000 to $6,999	1.0%	$60	$20
$7,000 to $7,999	1.0%	$70	$20
$8,000 to $8,999	1.0%	$80	$20
$9,000 to $9,999	1.0%	$90	$20
$10,000 or more	1.0%	$100	Max. $25

All currencies are based on local currency converted in US dollar using an 5 days averaged according to the US Federal Reserve Bank Rate.

SCHEDULE C

SE GLOBAL
BI-MONTHLY BROKER REPORTING STATEMENT
(SAMPLE FORM ONLY)
DATE:
REPORTING PERIOD:
BROKER ID NO.:

TRADES
Date	Customer ID	Transaction Reference No.	Total Amount in Local Currency	Total Commission in Local Currency	Total Commission converted in USD	SEG Fee

Total USD:

Broker certifies that this form is true and correct of the date written above.

Per:

____________________________________ Senior Accounting Officer
Name: ______________________________

SCHEDULE D
DESIGNATED COUNTRY

Broker' designated Country or Countries shall be as follows:

City	Country
Montevideo	Uruguay

SCHEDULE E

BROKER'S MARKS

Attach Broker's Letter Head with Logo

SCHEDULE F

SEG'S MARKS

Logo of SE GLOBAL EQUITIES